UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GASTAR EXPLORATION INC.

(Exact name of registrant as specified in its charter)

Delaware	38-3531640
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1331 Lamar Street, Suite 650, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by Gastar Exploration Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on January 30, 2017.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On April 6, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of January 27, 2017, between Gastar Exploration Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. The Amendment accelerates the expiration of the Rights from 5:00 P.M., New York City time on January 27, 2020 to 5:00 P.M., New York City time on April 6, 2017, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

4.1	Rights Agreement, dated as of January 27, 2017, between Gastar Exploration Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Gastar Exploration Inc.’s Current Report on Form 8-K filed on January 30, 2017)

4.2	Amendment No. 1 to the Rights Agreement, dated April 6, 2017, between Gastar Exploration Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Gastar Exploration Inc.’s Current Report on Form 8-K filed on April 6, 2017)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GASTAR EXPLORATION INC.

Date: April 6, 2017	By:	Michael A. Gerlich
	Name:	Michael A. Gerlich
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

4.1	Rights Agreement, dated as of January 27, 2017, between Gastar Exploration Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Gastar Exploration Inc.’s Current Report on Form 8-K filed on January 30, 2017)

4.2	Amendment No. 1 to the Rights Agreement, dated April 6, 2017, between Gastar Exploration Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Gastar Exploration Inc.’s Current Report on Form 8-K filed on April 6, 2017)